Exhibit 10.18

NimbleGen™ Systems, Inc.

1 Science Ct.

Madison, WI 53711

September 5, 2003

Dr. Emile F. Nuwaysir

2022 Madison Street

Madison, WI 53711

Dear Emile

This letter confirms that by action of the Board of Directors of NimbleGen Systems Inc. (“NimbleGen”) taken at its meeting held August 27, 2003, and in recognition of your value and continued service to NimbleGen and in order to induce you to remain employed by NimbleGen:

(a)	NimbleGen has agreed to pay you three months of severance in the event your employment is terminated by NimbleGen, unless such termination is a Termination for Cause (as defined in NimbleGen’s 2000 Stock Option and Restricted Stock Plan (the “Plan”)), and such termination occurs within ninety days after (i) a new chief executive officer is hired by NimbleGen or (ii) a Change in Control (as defined in the Plan) occurs; provided that entitlement to such severance is contingent upon you providing NimbleGen with a release of any claims against NimbleGen, in a form reasonably satisfactory to NimbleGen, and you providing such other cooperative actions as NimbleGen may request. Any such severance will be calculated based upon your base salary in effect on the date of the termination of your employment by NimbleGen, and will be paid in three equal monthly installments beginning on the last day of the calendar month in which termination occurs and continuing on the last day of the next two succeeding calendar months.

(b)	NimbleGen has agreed that all Stock Options under the Plan held by you as of this date (or any Restricted Shares, as defined in the Award Agreement relating to any such Stock Option, received upon exercise of the Stock Option) shall immediately vest, in addition to the circumstances for immediate vesting provided for in the Award Agreement relating to any such Stock Option, in the event your employment is terminated by NimbleGen, unless such termination is a Termination for Cause, and such termination occurs within ninety days after (i) a new chief executive officer is hired by NimbleGen or (ii) a Change in Control occurs; provided that such immediate vesting is contingent upon your providing NimbleGen with a release of any claims against NimbleGen, in a form reasonably satisfactory to NimbleGen, and your providing such other cooperative actions as NimbleGen may request.

Phone: 608-218-7600 FAX: 608-218-7601	info@nimblegen.com www.nimblegen.com

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning it to NimbleGen.

Very truly yours,

NIMBLEGEN SYSTEMS INC.

/s/ Robert J. Palay
Robert J. Palay
President & Chief Executive Officer

Acknowledged and agreed to this 5th day of September, 2003.

Emile Nuwaysir

/s/ Emile F. Nuwaysir

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